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                                                                    EXHIBIT 99.1

                       Press Release of Portal Software
                          Issued on November 2, 2000


                      Portal Software Acquires SOLUTION42

               Acquisition enables Portal to expand position in multi-billion dollar wireless voice and 3G billing markets

Cupertino, Calif. (November 3, 2000) - Portal Software, Inc. (NASDAQ: PRSF), a leading provider of business infrastructure software for broadband, wireless Internet, and next-generation communications services, announced today it has acquired privately held SOLUTION42, an innovator of wireless voice mediation, provisioning and rating technologies. This move extends Infranet, Portal's customer management and billing platform, to include a convergent solution for the 3G and 2.5G wireless data and voice markets.

Under the terms of the agreement, Portal Software will issue, to the shareholders of SOLUTION42, shares in a German Portal subsidiary that may be exchanged for up to 7.5 million shares of Portal common stock, or approximately 4% of the combined company on a fully diluted basis and includes an earn-out which is contingent upon the retention of SOLUTION42 key executives for two years. This transaction will be accounted for as a purchase. Portal will take a one-time charge for purchased in-process research and development expenses and certain acquisition costs in the fourth quarter of its 2001 fiscal year. Additional financial details of the deal will be disclosed at Portal's third quarter 2001 financial earnings call scheduled for November 21st. SOLUTION42 will now operate under the Portal Software name. "As the wireless industry evolves to 2.5G and 3G technology, service providers need a new business infrastructure that supports both current voice services, and the broad range of value-added services and applications," said John Little, CEO of Portal Software, Inc "SOLUTION42 extends Portal's existing wireless Internet and services platform to provide a converged solution for the world's leading mobile service providers."

"Our two companies are well matched, not only because of complementary technologies, but because SOLUTION42 and Portal share a similar vision, commitment to innovation and company culture," said Arno Schlosser, CEO of SOLUTION42. "We're very excited to be joining Portal's team to build an even stronger force in the rapidly evolving next generation wireless industry." Portal Software and SOLUTION42 are highly complementary, with little overlap in technologies or resources, and currently share two prominent European customers. SOLUTION42 brings to Portal provisioning, mediation, extended rating (including roaming) capabilities and local number portability for the wireless voice market, as well as nearly 100 engineering and professional services experts. SOLUTION42 is strategically located in the heart of Europe, widely considered a leading center of wireless technology innovation, and has a base of customers in fixed wireless, broadband and mobile wireless voice markets. The integrated solution of the two companies addresses needs of customers in convergent wireless markets, as well as customers adding circuit-switched voice capabilities to fixed wireless and broadband offerings. The product line is available today.

"The wireless industry is going through a revolution, presenting mobile service providers with an opportunity to develop significant new services and revenue streams," said Alexandre Haeffner, CEO of Global Telecom, Media & Networks, Cap Gemini Ernst & Young. "With the integration of SOLUTION42's leading wireless voice solution, Portal will extend its reach into the promising 2.5G and 3G markets, giving wireless providers the opportunity to quickly roll out and support the voice and data services of today and tomorrow. Cap Gemini Ernst & Young strongly believes that tomorrow's billing solutions will need best-of-breed solutions allied with strong integration capabilities."
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SOLUTION42 is based in Quickborn Germany. It was founded in October 1997, and has been one of the fastest-growing providers of mediation, rating and provisioning solutions for network operators and service providers. Because of its innovative product design, the company has achieved an important market position within in a short time, and today has more than 25 customers. SOLUTION42 has approximately 140 employees. SOLUTION42 CEO and co-founder Arno Schlosser, and Chief Technology Officer (CTO) and co-founder, Andrew Tan, previously held executive positions with Talkline in Elmshorn, Germany.

About Portal Software, Inc.
Portal Software, Inc., is building business infrastructure for the Internet. Based in Cupertino, Calif., Portal is the leading provider of customer management and billing software for Internet and emerging, next-generation communications services. The company's real-time solution enables service providers to manage customers, support services and collect money. Portal's customers include Qwest Communications, MCI WorldCom, Inktomi, Deutsche Telekom's T-Online, Telenor Mobil AS, Sonera and France Telecom. Portal will host a teleconference discussing the acquisition on Friday, November 3rd at 6:00am PST (9:00 a.m. EST). A web simulcast will be available at www.vcall.com.
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Statements in this release concerning Portal Software, Inc.'s future growth, accounting charges and operating results, future results of business combinations, future product plans and Portal's overall future prospects are forward looking statements that involve a number of uncertainties and risks. Factors that could cause actual events or results to differ materially include the following: market acceptance of Portal's products and services; customer and industry analyst perceptions of Portal and its technology vision and future prospects; sales force productivity; challenges associated with integrating significant increases in new personnel and geographic operations; rapid technological changes; competitive factors; unanticipated delays in scheduled product availability dates (which could result from various occurrences including development or testing difficulties, software errors, shortages in appropriately skilled software engineers and project management problems); general business conditions, and the continued growth of the wireless communications, Internet and Internet-based software and services markets.